 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated 21 February 2017 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in HSBC Holdings plc’s Annual Report on Form 20-F for the year ended 31 December 2016.

/s/ PricewaterhouseCoopers LLP
London, United Kingdom

14 September 2017